Exhibit 10.14

MASTER SUPPLY AGREEMENT

between

Kraft Foods Group, Inc.

and

Mondelēz Global LLC

Dated as of                     , 2012

MASTER SUPPLY AGREEMENT

This Master Supply Agreement (this “Agreement”) is entered into as of the Distribution Date (the “Effective Date”) between Kraft Foods Group, Inc., a Virginia corporation (“GroceryCo”), and Mondelēz Global LLC, a Delaware limited liability company (“SnackCo”).

WHEREAS, GroceryCo and SnackCo’s parent company are parties to that certain Separation Agreement dated as of the date hereof (the “Separation Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement will have the meanings given to such terms in the Separation Agreement;

WHEREAS, pursuant to the Separation Agreement, the parties agreed to separate Kraft Foods Inc. into two companies: (a) GroceryCo, which will own and conduct, directly and indirectly, the GroceryCo Business; and (b) SnackCo, which will own and conduct, directly and indirectly, the SnackCo Business (the “Separation”);

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and in order to ensure a smooth transition and uninterrupted supply of certain products following the Separation, each party desires that the parties will sell and purchase from each other certain products identified in this Agreement on the terms and conditions set forth in this Agreement; and

WHEREAS, the products to be purchased and sold hereunder will be specified in separate Project Agreements (as further defined below) that will set forth additional agreements with respect the purchase and sale of products as well as the party who will provide the services (the “Supplier”) to the other party, which will purchase the products (the “Buyer”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, GroceryCo and SnackCo agree as follows:

1. Product; Specifications; Manufacture.

1.1 Supplier will manufacture and process the Product (as defined below) for Buyer at Supplier’s premises described on Appendix A attached hereto or, subject to Section 1.4, such other facility later designated by Supplier to Buyer (the “Supply Facilities”). The “Product” is defined in the finished product stock keeping units (“SKUs”) or ingredient (“Ingredient”) produced as of the Effective Date and set forth in the applicable project agreement (the “Project Agreement”) substantially in the form set forth in Exhibit A and made according to the ingredient specification made available in writing from Buyer to Supplier on the Effective Date (the “Specifications”), which Specifications may be updated from time to time by Buyer and provided in writing to Supplier. Each such Project Agreement identifies, (i) the Buyer and the Supplier, (ii) all applicable Specification reference numbers as of the Effective Date, (iii) the expected raw ingredient material and packaging material costs (inclusive of expected loss/scrap) for such SKU or Ingredient, as applicable (“Raw & Pack Cost”) and (iv) the expected Conversion Cost (as defined below), as of June 30, 2012, to produce such Product; provided, however, each of the Conversion Cost and the Raw & Pack Cost may be adjusted from time to time in accordance with this Agreement.

1.2 Buyer may, after the Effective Date, request in writing that Supplier produce SKU(s) or Ingredient(s) not set forth in a Project Agreement as of the Effective Date in which case Supplier will use commercially reasonable efforts to supply any such new SKU(s) or Ingredient(s) subject to the terms and conditions of this Agreement. If production of such new SKU(s) or Ingredient(s) is practicable, Seller will provide a non-binding good faith cost estimate of the Conversion Cost at which it would produce such new SKU(s) or Ingredients, as applicable; provided, however, that the actual Conversion Cost for such SKU(s) or Ingredients, as the case may be, will be determined at the time of production using the same cost protocols as in place for existing SKUs or Ingredients.

1.3 For purposes of this Agreement, “Conversion Cost” means the expected fully allocated conversion cost for providing the SKU(s) or Ingredient(s), as the case may be, calculated in a manner consistent with past practice, including the following (to the extent allocable to the manufacture of the SKU or Ingredient): (a) the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property), including any termination, transfer, sublicensing, access, upgrade or conversion fees, (b) the fully loaded cost of personnel, (c) the cost of equipment, (d) the cost of disaster recovery services and backup services, (e) the cost of facilities and space, (f) the cost of supplies (including consumables), (g) the cost of utilities (HVAC, electricity, gas, etc.), (h) the cost of networking and connectivity, (i) the cost of legal fees associated with any advice, activities or agreements related to the foregoing areas, (j) any reasonable out-of-pocket expenses incurred by Supplier with third parties (including contractors) in connection with the manufacture of the SKU or Ingredient (including one-time set-up costs, license fees, costs to enter into third party agreements, costs to exit third party agreements, termination fees, and other costs incurred in connection with contractors engaged in compliance with this Agreement), as the case may be, and (k) the cost of personnel retained, displaced or transferred (excluding severance costs for Supplier employees). Travel expenses must be reasonable and incurred in accordance with Supplier’s normal travel policy. Overhead allocations for each Product must be calculated consistently with Supplier’s past practices for allocating overhead to such Product. The Raw & Pack Costs and the Conversion Costs for each Product are together the “Total Costs” for that Product. Total Costs will be charged to each purchasing unit (pound, case, etc.) for each Product based on the most recent estimated volume from the Forecast. Total Costs will be subject to a mark-up (“Mark-Up”) of six percent, except for (i) materials and services provided by third parties, (ii) fees charged by third parties, and (iii) out-of-pocket expenses paid to third parties.

1.4 Supplier will manufacture and process the Product in accordance with the Specifications and consistent with Supplier’s generally applicable practices as set forth in Buyer’s External Manufacturer Quality Requirements as in effect immediately prior to the Effective Date, subject in any event to the terms and conditions of this Agreement, and will produce the Product in the quantities set forth in Section 2, consistent with the Forecast (as defined below). Supplier will purchase all raw materials associated with manufacturing the Product and will manufacture the Product, all of which will be reflected in the Price (as defined in Section 6.2(a)) of the Product.

1.5 If any changes to the Specifications requested by Buyer and agreed to by Supplier result in Product becoming unusable or unsaleable, Supplier will notify Buyer in writing as soon as reasonably practicable and will use its commercially reasonable efforts to minimize any such adverse impact, and Buyer will reimburse Supplier for the Conversion Cost of any such unusable or unsaleable raw material ingredients, packaging, Product work in process and Product which has been provided under the Binding Order (as defined below) in accordance with past practice, in an amount not to exceed the maximum amount of such inventory permitted under the applicable Project Agreement.

1.6 Upon 120 days prior written notice to Buyer, Supplier may enter into specific agreements with any party with the purpose to sub-contract some services or activities which Supplier deems necessary or appropriate to render the services referred to in this Agreement so long as each sub-contractor qualifies under Buyer’s normal process for third party manufacturer qualification in effect from time to time; provided, however, that Supplier will remain ultimately responsible for performance under this Agreement.

2. Forecasts. Unless otherwise specified in a Project Agreement with respect to a particular Product, upon the Effective Date and on the first business day of each week thereafter, Buyer will provide Supplier a good faith estimate of the rolling 26 week forecast of the Product production schedule in a manner consistent with historical practice prior to the Effective Date (such 26 week forecast or other forecast set forth in the applicable Project Agreement referred to as the “Forecast”); provided, however, that unless specified otherwise in the Project Agreement the first two weeks of each Forecast will be deemed a binding order (such two-week portion of such Forecast or other portion of such Forecast designated as binding in the Project Agreement referred to as the “Binding Order”). In the event Buyer does not provide Supplier the Forecast as provided herein, Supplier will assume a production schedule consistent with historical levels unless a Forecast has been previously provided in which case such previously provided Forecast will be used as a basis for the production schedule. In the event the Supplier has assumed a Forecast as referred to in the preceding sentence, the first two weeks of such assumed Forecast will be deemed a binding purchase order under this agreement or the applicable Project Agreement unless otherwise specified in such Project Agreement. Supplier will use commercially reasonable efforts to meet the Forecast schedule described in this Section 2.0. Each initial Forecast is attached to the applicable Project Agreement as Attachment 2 thereto.

3. Term and Termination.

3.1 Term. This Agreement starts on the Effective Date and ends on the two-year anniversary of the Effective Date, unless sooner terminated by the parties in accordance with Section 3.2 (the “Term”).

3.2 Termination of Agreement; production.

(a)

Buyer may terminate a Project Agreement in its entirety (i) for any reason upon 120 days’ prior written notice to Supplier of Buyer’s intent to terminate this Agreement, (ii) immediately upon written notice to Supplier, if (A) Supplier will have failed to perform any of its material obligations under this Agreement, (B) Buyer has notified Supplier in writing of such failure and (C) for a period of 30 days after receipt by Supplier of written notice of such failure, such failure has not have been cured and (iii) a Force Majeure event is not cured within 30 days of the occurrence thereof; provided, in the case of a failure to perform under clause (ii) of this sentence, Buyer may immediately suspend purchases under the applicable Project Agreement or this Agreement.

(b)	Subject to Section 6.2(b), Supplier may terminate a Project Agreement upon written notice to Buyer if Buyer fails to make a timely payment of amounts an amount due under an invoice relating to such Project Agreement and such amount remains unpaid for a period of 30 days after receipt by Buyer of written notice of such failure.

(c)	Either party may terminate this Agreement immediately without notice if the other files for bankruptcy protection or has an involuntary petition for bankruptcy filed against it, becomes unable to pay its bills, sell or transfers property to creditors, dissolves or liquidates, has a liquidator or receiver appointed by a court, or is a party of any other similar legal proceedings, if in any such case termination is permitted by applicable law.

3.3 Effects of termination and end of Term.

(a)

Unless otherwise specified in a Project Agreement with respect to a particular Product, upon (i) the end of the Term, (ii) termination of this Agreement by either party, (iii) Buyer’s termination a substantial portion of production sourced from a Supplier Facility or (iv) Buyer’s termination of a Project Agreement hereunder, Supplier may take steps to reduce the number of workers utilized under this Agreement in response to such expiration or termination. In the event of such expiration or termination described in the preceding sentence, Buyer will be liable for the Total Cost with respect to (A) Product which is part of a Binding Order and whose production has been terminated as a result of termination of this Agreement or for which all or a substantial portion of production of such Product has been terminated pursuant to the terms of this Agreement (“Terminated Product”); (B) such amounts of raw materials, packaging and Product work in process purchased by Supplier for the manufacture of Terminated Product, not to exceed the maximum amount of such inventory permitted by the Project Agreement governing such Terminated Product, that cannot be used by Supplier in its other products. At Buyer’s request, Supplier will deliver to Buyer any finished Terminated Product and such raw materials, packaging and Product work in process identified in (A), and (B) above which meets the Specifications. Supplier will use commercially reasonable efforts to mitigate the liabilities of Buyer under the preceding sentence. For the avoidance of doubt, Buyer will not be liable for Product, packaging or raw material ingredients under this Section 3.3(a) which do not meet the Specifications at such time the applicable Product is deemed to be a Terminated Product. Supplier will be responsible for all severance costs attributable to employees whose employment is terminated as a result of the termination of Terminated Product. Upon termination of this Agreement, all rights, obligations and causes of action accruing hereunder before such termination will survive and the provisions of this Agreement will continue to be controlling for the purpose of determining the rights of the parties hereto.

(b)	Upon termination of this Agreement, termination of a Project Agreement or if Buyer terminates a substantial portion of production sourced from a Supplier Facility, Buyer may purchase from Supplier any equipment which is exclusively used in the production of the Terminated Product and located at a Supplier Facility at a price equal to the Fair Market Value Price of such equipment (the “Purchased Equipment”). With respect a particular Product, such equipment is listed in Attachment 4 of the Project Agreement. For purposes of the preceding sentence, “Fair Market Value Price” means the fair market value of such equipment as determined by Loeb Equipment Corp or other similar firm agreed to by both parties. Supplier and Buyer will each bear 50% of any appraisal fees incurred under this Agreement in the determination of Fair Market Value. Buyer will be responsible for, and will pay all costs and expenses associated with, the removal of the Purchased Equipment and any repairs to or cleaning of the applicable Supply Facility that may be required following the removal of the Purchased Equipment.

(c)	Upon the end of the Term or any other termination of this Agreement, (i) Supplier will cooperate fully and in good faith with Buyer to transfer Product supply to another supplier, will use its commercially reasonable efforts to minimize any Product supply disruption, and will continue to provide Products under this Agreement for a transition period up to 120 days, as long as Buyer continues to pay for them; and (ii) Supplier and Buyer will, as directed by the other, return, destroy, or transfer elsewhere any of the other’s Confidential Information and other property in its possession. Notwithstanding the foregoing, Supplier will not be obligated to provide such transition services following the date that is two years after the Effective Date.

3.4 No abandonment for Dispute. In the event of a pending Dispute between the parties, Supplier will not have the right to suspend, withhold, interrupt or terminate any Project Agreement involved in such Dispute, including for breach of this Agreement, unless and until an arbitrator or tribunal sanctioned under Section 11.2 authorizes or orders such interruption or termination. Supplier acknowledges and agrees that it will be fully compensated by money damages alone for, and will not be irreparably harmed by, providing Services during the pendency of any Dispute. In the event that Supplier threatens to stop performing any Project Agreement in connection with a Dispute other than as permitted in this Section 3.4, Buyer will be entitled to an order for injunctive relief against Supplier. Supplier agrees that such an abandonment would result in irreparable injury to Buyer, that Buyer would have no adequate remedy at law, and that Supplier will not oppose Buyer’s motion for continuation of the Project Agreement or the entry of an order compelling performance by the Supplier of its obligations under this Agreement.

4. Confidentiality; Intellectual Property.

4.1 Confidential Information. “Confidential Information” means: (a) any confidential non-technical information of either of us relating to Products; (b) this Agreement, which is Confidential Information of both of us; (c) Buyer’s relationship with Supplier, which is Confidential Information only of Buyer; (d) Specifications, which are Confidential Information of Buyer (as defined below); (e) any confidential technical information disclosed by the Buyer (as set forth on Attachment 1 to the applicable Project Agreement) to the other party hereto relating to the development or implementation of the Specifications; and (f) any confidential technical information disclosed during the course of a quality audit if Supplier (i) discloses only the technical information that Buyer needs to know to conduct the audit, and (ii) promptly identifies in writing to Buyer the technical information disclosed. Buyer and Supplier will amend this Agreement in writing or sign a separate non-disclosure agreement if they agree additional disclosures under this Agreement should be Confidential Information.

4.2 Information Protection. Supplier and Buyer will each use Confidential Information of the other only to perform its obligations under this Agreement and will act reasonably to guard against accidental disclosure of the other’s Confidential Information. Each of Supplier and Buyer will disclose the other’s Confidential Information only to employees (including employees of Affiliates) and contractors who need to know it, will ensure that such employees and contractors access and use it only in accordance with this Agreement, and will be liable for any unauthorized disclosure by such employees and contractors. Supplier and Buyer will protect each other’s Confidential Information under this Section 4.2 until five years after obtaining it, except that we will keep any trade secret identified in writing by the other confidential for so long as such Confidential Information remains a trade secret.

4.3 Exceptions. Confidential Information does not include information that: (a) is or becomes publicly known through no fault of the receiving party, (b) was disclosed to the receiving party by someone else having no confidentiality obligation to the other party, or (c) is independently developed by the receiving party without using the other’s Confidential Information. If either of us relies upon the exceptions above, our business records must support that reliance.

4.4 Permitted Disclosures. Buyer and Supplier may each disclose: (a) any Confidential Information of the other if required by court or government order or otherwise required by law, so long as the party making such disclosure notifies the other as soon as possible (if legally permitted) and cooperates to secure a protective order or otherwise protect the Confidential Information; or (b) this Agreement in connection with a possible investment, acquisition, divestiture, or outsourcing transaction so long as the recipient is not a direct competitor of the other and has signed a confidentiality agreement that protects the other’s Confidential Information.

4.5 Intellectual Property Ownership. Unless otherwise provided in the IP Separation Agreement (or, in the case of Product produced under a Project Agreement effective following the Effective Date, such Project Agreement), the Buyer will be the owner of the Specifications. If in the ordinary course of performing this Agreement, the Buyer makes modifications to the Specifications, the Buyer will be the exclusive owner of such modifications. If in the ordinary course of performing this Agreement, Supplier develops new manufacturing processes or makes or proposes modifications to existing manufacturing processes, Supplier will own exclusively all intellectual property rights to such new or modified processes. Supplier will not disclose to the Buyer new manufacturing processes or make proposals to modify existing manufacturing processes unless the parties agree to such disclosure by signing a separate non-disclosure agreement. When this Agreement ends, Supplier will negotiate in good faith the terms and conditions of a royalty free, fully paid, non-transferrable, non-exclusive license for the benefit of Buyer or its external manufacturer for any new or modified manufacturing processes disclosed by Supplier without restriction under this Agreement that are both unique to Supplier and that are used by Supplier to manufacture the Products under this Agreement. However, if Buyer and Supplier elect to jointly develop any new technology related to the Products Buyer and Supplier will do so only under a separate written development agreement.

4.6 No License of Buyer Intellectual Property. Supplier may not use Buyer’s intellectual property without Buyer’s prior written consent. If Buyer provides packaging, Supplier may use it, but only for Products, and may not sell or dispose of it without Buyer’s written approval.

5. Record Retention; Audit. Supplier will, consistent with past practice, keep accurate and reasonably detailed records of production, deliveries, scrap losses, purchased materials, rejected materials, rejected Products, quality records required under the Specifications, expenses that constitute a component of raw material ingredient price for Product and any other records legally required to be kept or reasonably requested by Buyer. At reasonable intervals during the Term and for two years thereafter, Buyer personnel will, upon no less than five business days’ prior notice, or, if critical, upon reasonable shorter notice under the circumstances, have access to the records for the purpose of verifying the invoices submitted to Buyer under this Agreement. The costs of all such audits will be borne by Buyer. The confidentiality provisions in Section 4 of this Agreement will govern all audits by Buyer.

6. Price and Payment.

6.1 Purchase orders. The Buyer will place orders for Product from Supplier by delivering a written purchase order, substantially in a form to be mutually agreed upon by the parties. To the extent there is a conflict of terms between a purchase order and this Agreement, the terms of this Agreement will govern.

6.2 Price.

(a)	The price for each Product (the “Price”) will be the expected Total Cost plus Mark-Up for that Product. The amounts identified in Attachment 1 of the applicable Project Agreement are the Prices in effect for the Fourth Quarter of 2012, and those Prices are subject to change in accordance with the price adjustment mechanism in Section 6.3 below. For the avoidance of doubt, Supplier will not enter into any hedging or derivative transactions on behalf of Buyer, and the costs or benefits of any such currently effective or future arrangements will not be included in any determination of Price Component with respect to the Products.

(b)	Supplier will provide to Buyer an invoice for Products on delivery by means of electronic data interface. Buyer will pay Supplier for Product in the currency specified in Attachment 1 of the applicable Project Agreement by wire transfer of immediately available funds or ACH payment to an account designated by Supplier, net 60 days from receipt of invoice, EX WORKS (Supplier’s Facility).

(c)	All undisputed late payments due under this Agreement will bear interest at a rate equal to the annualized interest rate at prime (as published in the Wall Street Journal from time to time) plus three percentage points, from the invoice due date to the date of payment. If Buyer disputes any portion of any invoice, Buyer must notify Supplier in writing of the nature and the basis of the dispute. If Buyer does not dispute an invoice within 6 months of receipt of such invoice, Buyer will be deemed to have waived any rights to dispute such invoice. In the event that it is ultimately determined that the amount of the disputed payment under such disputed invoice provided by Supplier was correct, any payment under such invoice that was not paid to Supplier at the time specified in clause (b) of this Section 6.2 will bear interest from the date such payment was originally due at a rate equal to the annualized interest rate at prime (as published in the Wall Street Journal from time to time) plus three percentage points.

6.3 Price adjustments.

(a)	Price adjustment. Prices are based on Supplier’s expected Total Costs and will be updated each quarter consistent with past practices. Subject to 6.3(b) below, the Price for each Product will adjust each quarter to (i) the actual Total Cost as of the end of the previous quarter plus (ii) the difference between the expected Total Cost in the prior quarter’s Price and Supplier’s actual Total Cost in the prior quarter plus (iii) the Mark-Up on (i) and (ii) above. Total Costs will be charged to each purchasing unit (pound, case, etc.) for each Product based on the most recent estimated volume from the Forecast.

(b)	Limitation on adjustment of Conversion Costs. In calculating the adjusted Price for each Product each quarter, the Conversion Costs cannot exceed 125% of the Quarter 4, 2012 Conversion Costs identified on Attachment 1 so long as Buyer has purchased the Minimum Quarterly Volume identified on Attachment 1 to each Project Agreement for the previous quarter for that Product. The limitation in this Section 6.3(b) does not apply to coffee and powdered beverage Products.

(c)	Calculation. Prior to the beginning of each quarter, Supplier will provide Buyer with its calculation of the Price adjustment for each Product for that quarter, along with supporting documentation reasonably satisfactory to Buyer in order to allow Buyer to evaluate the change in Price.

6.4 Taxes. Unless we agree otherwise in writing, Supplier and Buyer will each be responsible for its own respective taxes as required under the law, including all sales, use, revenue, gross receipts, income, excise, value added, and other national, federal, state, provincial, local, or foreign taxes. Supplier may be required by law to charge tax (for example, state sales tax) or Buyer may be required to withhold tax upon payment. In such cases, each party will give the other the opportunity to demonstrate (and document) how such charge or withholding may be mitigated (for example, by the provision of a sales tax exemption certificate). Without limiting the dispute resolution provisions of the Section 11.2 and Section 11.13, we agree that if there is a reasonable disagreement regarding taxes (such as whether tax should be charged or withheld), we will cooperate and negotiate in good faith to determine our respective rights and obligations for taxes, interest, and penalties (net of associated tax deduction benefit) for any such taxes ultimately deemed to have been required.

6.5 Tax Deduction for Domestic Production. Supplier and Buyer have analyzed the applicable income tax laws and the terms of this Agreement and agree that Buyer will claim the federal tax deduction for “Income Attributable to Domestic Production Activities” under Section 199 of the U.S. Internal Revenue Code of 1986, as amended, for production of Products under this Agreement and the income from their sale (the “Deduction”). Only Buyer may claim the Deduction on its federal income tax returns during the Term (or other time period agreed in writing). If upon audit by the Internal Revenue Service (IRS) of Buyer’s applicable income tax returns, the IRS and Buyer make a final determination that Buyer is not entitled to the Deduction for any period, then Buyer will notify Supplier within 30 days of such final determination so that Supplier may file federal tax claims or amended returns to claim the Deduction. Buyer will not be responsible for any loss suffered by Supplier related to the Deduction, including Supplier’s inability to claim the Deduction due to the expiration of applicable statute of limitations, or for any other impact to Supplier’s federal or state income taxes.

7. Covenants, FDA Guaranty.

7.1 Specifications. Supplier will ensure that all Products purchased and delivered pursuant to this Agreement will: (a) be manufactured fully in accordance with the Specifications and (b) be free of defects, of good quality and workmanship, and suitable for Buyer’s intended purpose.

7.2 Compliance with laws. Buyer will ensure that all Specifications will comply fully with all applicable laws, regulations and industry standards where the Product is manufactured, stored, shipped, used or sold.

7.3 Standard of care. Supplier agrees to exercise at least as high a standard of care in performing its obligations under this Agreement as it exercised in performing similar functions with respect to the Business (as defined in the Separation Agreement) during the 12 months preceding the Effective Date, and in any event will exercise at least reasonable care.

7.4 FDA. Supplier represents and warrants that it has delivered to Buyer a Federal Food, Drug and Cosmetic Act Guaranty in the form of the letter attached hereto as Exhibit B. Supplier agrees to periodically re-execute such continuing guaranty promptly upon the request of Buyer. Supplier will notify Buyer both by telephone immediately and in writing promptly thereafter (including any relevant documents) if: (i) it learns of anything that may indicate a Product quality, safety, or labeling problem affecting the Product or Buyer’s finished products, or that could cause Supplier to breach this Agreement, or (ii) a government agency or the media contacts Supplier about Products or matters potentially relating to them.

7.5 Accurate Documentation. All bills of lading, customs documents and other documentation provided by Supplier in connection with the manufacture, shipment and delivery of Products will be accurate.

7.6 Labels. Supplier will not use any Product labels that are not provided by or approved in writing by Buyer.

7.7 Resources. Supplier will use commercially reasonable efforts to have enough capacity, labor, and materials to supply Buyer with Products consistent with the Forecasts, if any, specified in the applicable Project Agreement. Supplier will (i) ensure that all subcontractors are subject to the terms of this Agreement and (ii) remain liable to Buyer for each subcontractor’s performance. Supplier will obtain and pay for all necessary equipment, labor, licenses, permits, authorizations (except Kosher fees), raw materials, and supplies necessary to perform under this Agreement.

7.8 Product Characteristics. Supplier guarantees that Products and their packaging: (i) will be of new material, good quality and workmanship, and free from defects; (ii) will not impart any unintended flavor, odor, or color to any Buyer finished product; (iii) will conform to all applicable laws and regulations; (iv) will conform to all samples approved by Buyer and all previous shipments of Products in accordance with this Agreement; (v) will conform to warranties arising from our course of performance, course of dealing, or usage of trade; and (vi) will not, to Supplier’s knowledge, cause exposure to any chemical determined under the California Safe Drinking Water and Toxic Enforcement Act of 1986 and its regulations and amendments to cause cancer or reproductive toxicity.

7.9 Holidays and scheduled down time. Within 30 days of the beginning of each year of the Term, Supplier will give Buyer a schedule of all days Supplier will not be making Products, including holidays, planned maintenance, non-working weekends, and all other non-working days for that year. Supplier will update in a timely manner such schedule as needed.

7.10 Retention of Supplier personnel. In addition to the restrictions set forth in the Separation Agreement, if during the Term Buyer hires, retains or otherwise engages any employee, contractor or other personnel of Supplier, Supplier will not be in breach of this Agreement or otherwise liable to Buyer to the extent such hiring, retention or engagement impairs or affects the ability of Supplier to provide the Products hereunder (or any part thereof), including any failure, delay or other non-compliance with any requirements relating to the Products resulting therefrom.

7.11 Cooperation. Each party will cooperate with the other party to accomplish the transactions contemplated hereby and will, at the request of the other party, use its respective commercially reasonable efforts to promptly take any and all actions necessary or desirable to effect such transactions; provided, however, that to the extent that Buyer requests additional services in connection with this Agreement, Buyer will bear all direct and indirect costs incurred by Supplier in connection with such requests. Any consulting services requested by Buyer to be provided by Supplier under this Agreement will be billed at $150 per hour plus reasonable, out-of-pocket expenses. Travel expenses must be reasonable and incurred in accordance with Supplier’s normal travel policy. Supplier will provide to Buyer an invoice for any services provided under this Agreement within 30 days of the performance of such services. Buyer will pay such invoice within 60 days of receipt in the currencies specified in such invoice which currencies will conform to the currencies specified in Attachment 1 of the applicable Project Agreements. All such invoices will be subject to the terms and conditions of Section 6.2(c).

7.12 Policy compliance. Supplier will comply with the “CSR Policies” and the “Other Policies” set forth on Appendix B attached to this Agreement.

8. Storage, Delivery and Quality.

8.1 Storage. Supplier will store all raw materials and finished Product in a clean, dry area, free from insects and rodents, in a manner to prevent entry of foreign materials. Storage, handling and testing of materials will be in accordance with the provisions of all applicable laws, rules and regulations, industry standards and Supplier’s generally applicable quality control programs and standards as in effect from time to time. Product will not be released for shipment unless it complies with Supplier’s warranties set forth in Section 7.1.

8.2 Delivery. Supplier will deliver to Buyer on a delivery date and in a quantity of Product as agreed between the parties or, if applicable, as specified in the purchase order relating thereto, the Product. All Product supplied under this Agreement will be delivered Ex Works (Supplier’s Facility) and Buyer will be importer of record for any cross border shipments of Product. Buyer will cooperate reasonably with Supplier to ensure that the delivery occurs in an efficient manner. Delivery specific detail will be the responsibility of Supplier based on the current production output within the production schedule as communicated above. Content verification will take place upon receipt of delivery by Buyer.

8.3 Rejection of Product. If Buyer reasonably determines that Products are defective, do not comply with the Specifications when delivered, or are unable to maintain their quality for the shelf life (collectively, “Unacceptable Products”), Buyer may reject and return to Supplier (at Supplier’s expense) such Unacceptable Products, and Supplier will replace them as soon as possible (not to exceed 10 days from Supplier’s receipt) with Products that meet applicable Specifications or refund the purchase price, whichever Buyer chooses, and Supplier will reimburse Buyer for its damages. Supplier will not sell or dispose of Unacceptable Products under Buyer’s name or label without Buyer’s prior written approval. In addition, if Buyer decides in its reasonable judgment that Unacceptable Products must be disposed of as waste, Supplier will reimburse Buyer for all costs of handling and disposal. Supplier will not be responsible for Unacceptable Products to the extent the unacceptability was caused by Buyer or its agents or subcontractors. Buyer may also reject and return to Supplier (at Supplier’s expense) Products that exceed the quantity ordered.

8.4 Quality Audits. Buyer may audit any Supplier facility and records related to this Agreement during Supplier’s regular business hours with reasonable advance notice to evaluate Supplier’s quality and food security and defense procedures and compliance with Specifications. Buyer may conduct these audits itself or through its third-party representatives or Buyer will require Supplier to select an auditor from Buyer’s then-current list of approved third-party auditors for the Products. Supplier will not request that Buyer or any auditor selected by Buyer sign an additional agreement in order to conduct the audit, and Buyer will protect all Confidential Information it learns during the audit under the Confidentiality section. Buyer may also require that Supplier complete a questionnaire either in lieu of or in advance of an audit, or that Supplier register with and provide information to a third-party that Buyer has selected to manage audit information. Buyer will bear its own internal costs and Supplier will bear all other audit costs (including those of the third-party auditors). If Buyer learns of any breaches of this Agreement, Supplier will promptly take all corrective action that Buyer reasonably requires. Buyer will not audit more frequently than once per year unless Buyer has a reasonable health, food safety, or quality concern related to this Agreement or unless Buyer is ensuring that previously identified breaches have been corrected.

8.5 Quality control. At its own cost and expense, Supplier will routinely collect and keep retention samples of all Product and retain such samples in accordance with Supplier’s standard practice and Buyer’s External Manufacturer Quality Requirements as applied consistently across Supplier’s facilities, which will be provided to Buyer upon request.

8.6 Rejection and replacement of Product. If Buyer discovers any violation of Supplier’s warranties, Buyer will promptly notify Supplier in writing upon such determination and Buyer will set aside such Product for inspection by Supplier for a reasonable time, before returning such Product or disposing of it as waste as Buyer reasonably deems necessary. All expenses involving return or destruction of non-conforming Product will be at the expense of Supplier unless the parties otherwise mutually agree; provided, however, that Buyer will use commercially reasonable efforts to mitigate damages and any proceeds of such mitigation will be for the account of Supplier. Supplier will replace without charge, or make a fair allowance for, any noncompliance with Supplier’s warranties reasonably demonstrated to have existed at the time of delivery.

8.7 Risk of loss. Subject to the provisions of Sections 1.1, 8.2 and this 8.7, Buyer is responsible for, and bears the risk of loss upon delivery of Product to Buyer.

9. Indemnification; Limitation of Liability; Insurance.

9.1 Limit of liability. Neither party will be liable to the other for: (i) consequential damages, (ii) loss of goodwill, (iii) punitive damages, or (iv) any other damages in excess of $5 million per occurrence or $10 million in the aggregate. The foregoing limitations do not apply to obligations with respect to third party claims or to claims based on breach of confidentiality, intentional breach of this agreement, or willful misconduct. For purposes of this Agreement, the following will be considered recoverable direct (and not consequential) damages: property damage claims and costs associated with recall or market withdrawal of the Products or Buyer products, including recall or market withdrawal coordination, transportation, and disposal costs.

9.2 Mitigation of damages. In addition, the parties will, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize damages, whether direct or indirect, due to, resulting from or arising in connection with any failure to comply fully with the obligations under this Agreement.

9.3 Buyer indemnity. Buyer agrees to indemnify, defend and hold Supplier and each of its Affiliates harmless against all damages, claims, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (collectively, “Liabilities”) attributable to any third-party claims asserted against Supplier or its Affiliates to the extent arising from or relating to any breach of this Agreement or the negligence or willful malfeasance of Buyer, any of its Affiliates or any of its or their respective employees, officers or directors.

9.4 Supplier indemnity. Supplier agrees to indemnify, defend and hold Buyer and each of its Affiliates harmless against all Liabilities attributable to any third-party claims to the extent arising from or relating to any breach of this Agreement or the negligence or willful malfeasance of Supplier, any of its Affiliates or any of its or their respective employees, officers or directors.

9.5 Indemnity procedure. All claims for indemnification under this Section 9 will be made in accordance with the procedures set forth in Article V of the Separation Agreement.

9.6 Insurance. Supplier will keep the insurance coverage types, amounts, and other conditions set forth in this Section 9.6 during the Term. Supplier will obtain the insurance at its own expense from carriers with an AM Best rating of at least A-VII. Supplier will name Buyer, its Affiliates, and their respective officers, directors, employees, and agents as additional insureds under its general liability policy. Compliance with this insurance requirement will in no way limit Supplier’s obligations or liabilities under this Agreement. Supplier may use primary plus umbrella coverage to satisfy the required limits. Any insurance Buyer carries will be for Buyer’s sole benefit and will not contribute to any insurance that Supplier carries. Buyer and Supplier will each cause its general liability and workers compensation insurers to waive rights of subrogation against the other party to this Agreement and such other party’s Affiliates, together with their respective officers, directors, employees, and agents. Upon request, Supplier will give Buyer certificates of insurance showing the required coverages and additional insured status. Supplier will maintain the following insurance coverage levels: (a) commercial general liability (including contractual liability) at $5,000,000 per occurrence and $10,000,000 in the aggregate; (b) automobile liability covering vehicles owned, non-owned, and hired at a combined single limit of $1,000,000 (c) worker’s compensation coverage as required by law and (d) employer’s liability at $1,000,000.

10. Force Majeure. Supplier will not be liable for any failure of performance attributable to acts or events (including war, terrorist activities, conditions or events of nature, industry wide supply shortages, civil disturbances, work stoppage, power failures, failure of telephone lines and equipment, fire and earthquake, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its reasonable control which impair or prevent in whole or in part performance by Supplier hereunder (“Force Majeure”). If Supplier is unable to perform its obligations hereunder as a result of a Force Majeure event, Supplier will, as promptly as reasonably practicable, give notice of the occurrence of such event to Buyer and will use commercially reasonable efforts to resume production of the Products at the earliest practicable date; provided, however, that upon any failure of Supplier to provide Product as contemplated by this Agreement under this Section 10, Buyer, in its sole discretion, may terminate its production of such Product effective upon notice to Supplier.

11. General.

11.1 Expenses. Except as otherwise specified in this Agreement, each party hereto will pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in carrying this Agreement into effect.

11.2 Dispute resolution. Any controversy or claim arising out of or relating to this Agreement (a “Dispute”), will be resolved: (i) first, by negotiation with the possibility of mediation as provided in subsection 11.2(a) below; and (ii) then, if negotiation and mediation fail, as provided in subsection 11.2(b) below. The procedures set forth in this Section 11.2 will be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration will not toll applicable statutes of limitation or repose unless the parties otherwise agree in writing.

(a) Negotiation and mediation. If either party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the parties will first attempt to resolve the Dispute by direct discussions between representatives of the parties who have authority to settle the Dispute. In the event the Dispute is not resolved within 15 days by the initial representatives to whom the matter is referred, the Dispute will be escalated for resolution to the CFO of each party. If the parties agree, they may also attempt to resolve the Dispute through mediation administered by a mutually agreed upon mediator.

(b) Arbitration or litigation. If a Dispute is not resolved within 45 days after the service of a Dispute Notice, the Dispute will be resolved through arbitration under clause (i) below, except that if the Dispute involves infringement, other violation, validity, enforceability, or ownership of intellectual property rights, either party may initiate litigation under clause (ii) below.

(i) Arbitration.

(1) Any arbitration will be administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules and before a panel of three arbitrators having experience or expertise in the subject matter of the Dispute. The claimant will designate an arbitrator in its request for arbitration and the respondent will designate an arbitrator in its answer to the request for arbitration. When the two co-arbitrators have been appointed, they will have 21 days to select a third arbitrator who will serve as the chair of the arbitral tribunal, and if they are unable to do so, the ICDR will appoint the chair by use of the “list method.” The place of arbitration will be New York, New York. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(2) Interim relief. At any time during or before the arbitration of a Dispute between the parties, either party may initiate litigation seeking interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the parties’ rights or to maintain the parties’ relative positions pending completion of the arbitration.

(3) Procedures and remedies in arbitration. In the arbitration, each party will be entitled to reasonable, expedited discovery of documents and information that relate specifically to the substance of the Dispute, but no depositions or third party discovery will be conducted. At least seven days before the hearing, each party will provide the other with a written position statement and copies of all evidence that it intends to produce at the hearing. The parties will treat as confidential all discussions and submissions made in connection with the arbitration proceeding, and all non-public documents and information produced or submitted in the proceeding. The arbitrators’ decision will be in writing, rendered no more than 60 days after the date on which the arbitration panel is selected. The arbitrators will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages.

(ii) Litigation. Any litigation that may be initiated in lieu of arbitration, as provided above, will be brought only in the United States District Court for the Southern District of New York or in the state courts located in that District. The parties consent to jurisdiction and venue in those courts. The parties waive the right to a jury in any such litigation.

(c) Arbitration for pricing Disputes. In the event of a dispute principally regarding the Raw & Pack Cost and/or Conversion Cost, any arbitration under subsection (b) will be submitted collectively once per month to, and heard before, Ernst & Young LLP, or if such accounting firm shall decline to act or is not, at the time of submission thereto, independent of SnackCo or GroceryCo, to another arbitrator from any mutually agreed upon accounting firm (the “Arbitrator”). The arbitration will be limited solely to the issues of adjustments to, and late payments of, Raw & Pack Cost and/or Conversion Cost. Each party will use commercially reasonably efforts to cause the Arbitrator to decide not later than 30 days after submission of the particular matter to the Arbitrator. Except as otherwise provided in this Section 11.2(c), the provisions in Section 11.2(b) will apply to any arbitration under this Section 11.2(c).

(d) Expenses. The parties will equally share the fees charged for any mediator’s services and will bear their own internal expenses incurred in connection with resolving a Dispute. If any Dispute is resolved through arbitration or litigation, the prevailing party will be entitled to recover, from the other party, the reasonable out of pocket expenses that it incurred in connection with the arbitration or litigation, including attorneys’ fees, arbitrator fees and expert witness fees.

11.3 Relationship of parties. Except as specifically provided herein, neither party will act or represent or hold itself out as having authority to act as an agent or partner of the other party or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

11.4 Assignment. Either party may assign its rights and obligations under this Agreement to (i) a controlled Affiliate or (ii) any corporation or entity purchasing any part of such assignor’s business operations to which this Agreement relates, in each case without the prior written consent of the non-assigning party. Subject to Section 1.6, either party hereto may assign its rights or obligations under this Agreement or a Project Agreement to a third party provider. In the event of any assignment of a party’s rights and obligations under this Agreement, the assigning party nonetheless will remain responsible for the performance of all of its obligations under this Agreement and any Project Agreement, as applicable.

11.5 Companion Agreements; no third-party beneficiaries. Any Buyer Affiliate (which includes any entity directly or indirectly owned or controlled by Buyer) may purchase under this Agreement by issuing a purchase order or entering into a companion agreement (each a “Companion Agreement”) with Supplier or Supplier’s Affiliate. Each Companion Agreement will expressly incorporate this Agreement except as agreed by Supplier or its Affiliate and the Buyer Affiliate. Supplier or its Affiliate will invoice the Buyer Affiliate directly and look only to it for payment. There will be no joint and several liability between (i) Buyer and any Buyer Affiliate that is party to a Companion Agreement with respect thereto or (ii) Supplier and any Supplier Affiliate that is party to a Companion Agreement with respect thereto, nor among Buyer Affiliates or Supplier Affiliates that are parties to different Companion Agreements. None of Buyer or Buyer Affiliates or Supplier or its Affiliates will be regarded as agent, partner, or guarantor of any other. Purchases under this Agreement and all Companion Agreements will be aggregated for purposes of calculating any volume discounts or rebates. In addition, Buyer may require Supplier to enter into similar Companion Agreements with Buyer regional Affiliates if Buyer has a regional business structure, with additional terms and conditions as reasonably agreed by the parties. Except as provided in this subsection, there are no other third party beneficiaries to this Agreement.

11.6 Exclusivity. This Agreement is not exclusive, and either of Supplier and Buyer is free to enter into similar agreements with anyone else.

11.7 Entire agreement; no reliance; amendment. This Agreement (including all annexes or other attachments) is the entire agreement with respect to its subject matter, and any prior agreements, oral or written, are no longer effective. In deciding whether to enter into this Agreement, the parties have not relied on any representations, statements, or warranties other than those explicitly contained in this Agreement. No changes to this Agreement are valid unless in writing, signed by both parties.

11.8 Waiver. Except as otherwise specifically provided elsewhere in this Agreement, neither party waives any rights under this Agreement by delaying or failing to enforce them.

11.9 Notices. All notices under this Agreement will be in writing, sent by hand delivery, by FedEx or other commercial overnight courier, by fax or email, directed to the address, fax number, or email address set forth below; provided, however, that notices given pursuant to Section 3 of the Agreement or alleging a breach of this Agreement given by email will also be delivered by one additional means of notice set forth in this Section 11.9. Notices sent by hand delivery, by FedEx or other commercial overnight courier are effective upon receipt. Notices sent by fax or email are effective upon transmission, provided that the sender does not receive any indication that the fax or email has not been successfully transmitted.

If to GroceryCo:

Attn:
Fax:
Email:

With a copy to:

	Attn:	General Counsel
Fax:
Email:

If to SnackCo:

Attn:
Fax:
Email:

With a copy to:

	Attn:	General Counsel
Fax:
Email:

11.10 Counterparts. This Agreement may be executed in counterparts. Facsimile signatures are binding.

11.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will not affect any other provision of this Agreement. Upon such determination that a provision is invalid or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

11.12 Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement will be construed according to their fair meaning and neither for nor against either party irrespective of which party caused such provisions to be drafted. The terms “include” and “including” do not limit the preceding terms. Each reference to “$” or “dollars” is to United States dollars. Each reference to “days” is to calendar days.

11.13 Governing law. This Agreement will be governed by and construed in accordance with New York law.

11.14 Precedence. If there is any conflict between the terms of this Agreement and specific terms of the Separation Agreement, then the terms of this Agreement will prevail. If there is any conflict between the terms of this Agreement and the terms of any Project Agreement, the terms of the Project Agreement will prevail. This Agreement and the Project Agreement override the general terms and conditions on our standard forms, but purchase order terms that are outside the general terms and conditions may change or add to this Agreement if the purchase order is accepted in writing by Supplier.

11.15 Government Contracts. Buyer has contracts with the U.S. government for finished goods that may relate to the Products, and those contracts require Buyer to include certain provisions in this Agreement. Accordingly, unless Supplier notifies Buyer that it is exempt, Supplier will comply with the following government requirements: Utilization of Small Business Concerns (FAR 52.219-8), Equal Opportunity (FAR 52.222-26), Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (FAR 52.222-35), Affirmative Action for Workers with Disabilities (FAR 52.222-36), Notification of Employee Rights Concerning Payment of Union Dues or Fees (FAR 52.222-39), and Preference for Privately Owned US-Flag Commercial Vessels (FAR 52.247-64. Buyer may modify these requirements at any time as reasonably required by changes in U.S. laws and regulations.

11.16 CSR Assessment. Buyer and Supplier are each a founding member of the Program for Responsible Sourcing sponsored by AIM in Europe and GMA in the United States (“AIM-PROGRESS”). This industry initiative allows a supplier to provide common information on its corporate social responsibility (“CSR”) performance to its customers so each customer can independently reach business decisions in accordance with its own corporate responsibility standards. By facilitating the sharing of common information, AIM-PROGRESS increases supply chain efficiency by allowing suppliers to minimize the disruption when customers separately request CSR information.

Upon Buyer’s written request, Supplier will participate in AIM-PROGRESS in order to allow Buyer to evaluate Supplier’s compliance with Buyer’s CSR Policies. Supplier’s participation in AIM-PROGRESS will include the following:

•

Supplier will promptly register with the Supplier Ethical Data Exchange (“SEDEX”) its main corporate location and all of its locations that are supplying Buyer worldwide (“Supplying Locations”) (Supplier is encouraged to register all of its locations in case some later become Supplying Locations);

•	Supplier will identify for Buyer all Supplying Locations and promptly complete the self-assessment questionnaire (“SAQ”) for each Supplying Location on-line through SEDEX;

•

Throughout the Term, Supplier will ensure that that all of its SEDEX and SAQ information remains current and that Buyer has access to the SAQ for each Supplying Location – at a minimum, Supplier will update the SAQ for each Supplying Location annually;

•	Buyer may request further information or that Supplier take some corrective actions as a result of the SAQ and Supplier will comply with such request;

•	If Buyer requests, Supplier will have an audit performed for any Supplying Location(s) in accordance with the AIM-PROGRESS audit guidelines in effect at the time by an auditor approved by Buyer;

•

Supplier may request that Buyer accept the results of an AIM-PROGRESS audit that Supplier has done (or is doing) at a Supplying Location for another customer instead of having a new audit performed, providing Buyer access to the audit report so that Buyer may decide whether to accept it (in whole or in part) and adjust the scope of any new audit accordingly; and

•	Buyer may request re-audits periodically throughout the Term for any Supplying Location according to its assessment of the business risk involved.

If deficiencies are identified through this process, Supplier will promptly develop a corrective action plan (“CAP”) reasonably acceptable to Buyer. Supplier will promptly take all corrective action recommended in the CAP to Buyer’s reasonable satisfaction. Buyer may require a re-audit to ensure corrections are made. Buyer may suspend performance under this Agreement, including withholding payment, until any deficiency (including Supplier’s non-cooperation with this process) is corrected, in addition to other remedies Buyer may have.

Supplier will bear all costs associated with this process (including SEDEX registration and audit costs) except Buyer will bear its own internal costs.

11.17 Canadian matters.

(a) For greater certainty and without limiting any other provision of this Agreement, the parties acknowledge and agree that certain Products may be provided by a Canadian Affiliate of the Supplier (each, a “Canadian Supplier”) for any one or more Canadian Affiliates of Buyer (each, a “Canadian Buyer”).

(b) The applicable Canadian Supplier will possess all of the rights and obligations of Supplier that relate to the Products to be provided by such Canadian Supplier. The applicable Canadian Buyer will possess all of the rights and obligations of Buyer that relate to the Products to be provided to such Canadian Buyer.

(c) For greater certainty and without limiting any other provision of this Agreement, the Supplier or Canadian Supplier, as applicable, that provides Products to a Canadian Buyer will directly invoice the applicable Canadian Buyer in respect of such Products, and Buyer will cause the applicable Canadian Buyer to make payment for any Products provided to such Canadian Buyer directly to the Supplier or Canadian Supplier of such Products, as applicable.

(d) Without limiting the generality of Section 1.3, the Conversion Cost for Canadian Products will be exclusive of applicable GST/HST, QST and PST. Any Canadian Supplier will invoice applicable GST/HST, QST and PST. Any Canadian Buyer will withhold from payments to the applicable Supplier or Canadian Supplier any amounts required by law.

11.18 Survival. Sections 3, 4, 5, 6, 7, 8, 9, and 11 will survive any termination or expiration of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KRAFT FOODS GROUP, INC.	MONDELĒZ GLOBAL LLC

By:	By:

Its:	Its:

Appendix A: Supplier Locations

Appendix B: Policy Compliance

Exhibit A: Form of Project Agreement

Exhibit B: Continuing Pure Food Guaranty